Exhibit 10.1

January 28, 2011

Mr. Mark DiSiena, Esq, CPA, MBA

Chief Financial Officer

Cherokee, Inc.

6835 Valjean Avenue

Van Nuys, CA  91406

Dear Mark,

U.S. Bank National Association (“U.S. Bank”) is pleased to commit to provide Cherokee, Inc., a term loan credit facility (“Term Loan Facility”) in the principal amount of $10,000,000.

Such loan facility would be provided pursuant to commercial loan documents (“Loan Documents”) incorporating provisions deemed by U.S. Bank to be customary and appropriate in transactions of this type.  A summary of such provisions is set forth in the attached “Principal Terms and Conditions”.  If any other material business or legal issues arise prior to initial funding, such issues may cause changes or additions to the Principal Terms and Conditions and must be resolved to the satisfaction of U.S. Bank or this commitment will become null and void.  The loan documents shall contain all of the terms of the credit facility, and such terms shall supersede this commitment and the Principal Terms and Conditions.

If the terms outlined in the attached Principal Terms and Conditions are acceptable to you, please execute and return a copy of the Principal Terms and Conditions by facsimile, delivery or mail to be received by U.S. Bank prior to the close of business on Friday, January 28, 2011 together with, the payment to U.S. Bank of a nonrefundable commitment fee of $25,000, or this commitment will automatically expire.  In the event that the credit facility closes and funds based on the terms generally outlined in the Principal Terms and Conditions, the $25,000 commitment fee shall be applied towards the $50,000 facility fee payable at closing.  In the event the Borrower does not fulfill its commitment to close and fund this transaction or the conditions set forth in the Principal Terms and Conditions are not fulfilled to the complete satisfaction of U.S. Bank on or before March 31, 2011, U.S. Bank may elect not to proceed with this transaction upon notice to the Borrower, but the applicable fees, reimbursement and indemnity obligations described in the Principal Terms and Conditions shall survive such termination.

This commitment is for your benefit only.  It is not assignable and may not be disclosed to nor relied upon by any third party without the prior written approval of U.S. Bank.  Not withstanding the foregoing, upon the signed acceptance of this commitment letter by Cherokee, Inc. and the receipt by the bank of the $25,000 nonrefundable deposit, you may include this letter and the Principal Terms and Conditions with any filings made by Cherokee, Inc with the United States Securities and Exchange Commission.

We at U.S. Bank appreciate your business and look forward to this new opportunity.

Very truly yours,

U.S. BANK NATIONAL ASSOCIATION

/s/ Gary Terrasi

Mr. Gary Terrasi
Vice President

PRINCIPAL TERMS AND CONDITIONS

Borrower:  Cherokee, Inc.

A. Credit Terms

Term Loan Facility:

Purpose:	To finance the following transactions with Mr. Robert Margolis (i) the purchase of a portion of Cherokee, Inc. stock owned by Mr. Margolis and (ii) a compensation payment to Mr. Margolis.

Loan Amount:	$10,000,000

Maturity:	Three years from closing.

Principal Payments:	Equal monthly principal payments of $277,778 plus interest, with the balance due at maturity.

Interest:

The Term Loan Facility would bear interest at the Bank’s floating Prime Rate minus .25% or the LIBOR Rate plus 2.75%, calculated on a 360-day basis applied to actual days elapsed, payable monthly in arrears.

“Prime Rate” means the rate of interest per annum established by the Bank from time to time as its prime lending rate (for reference purposes only and not as its best loan rate).

“LIBOR Rate” means the LIBOR rate, as determined by the Bank, which appears on Reuters Screen LIBOR01 Page (or any successor thereto), for the applicable period and amount selected, two New York banking days prior to the borrowing date, adjusted for applicable regulatory reserves. LIBOR based loans would be available for interest periods of one, two, or three months. The LIBOR Rate would not be available during the existence of any event of default under the Loan Documents. Breakfunding costs, as to be established by the terms of the Loan Documents, would be applicable to LIBOR based loans.

Closing Fee:	$50,000 payable at closing.

B.  Collateral

The Term Loan Facility will be secured by:

•                  All accounts, deposit accounts, inventory, equipment and fixtures and general intangibles of Borrower and Guarantors.

•                  A pledge of 100% of the stock of all domestic subsidiaries.

The Borrower will execute, order and/or deliver, as requested by U.S. Bank, all documentation and searches necessary to evidence a first lien in the collateral in favor of U.S. Bank including, without limitation, financing statements and/or other lien perfection documentation; lien searches; and subordinations from third parties.  The Borrower will also provide such records and reports on the collateral as requested by U.S. Bank.  U.S. Bank may independently perform such searches and other due diligence as it deems appropriate.

C.  Guarantors and Other Pledgors

Unlimited continuing guaranty provided by Spell C, LLC and all other wholly owned subsidiaries of Borrower.

D.  Warranties and Covenants

Loan documentation will include, without limitation, standard U.S. Bank warranties and covenants pertaining to accuracy of information; organization; change in control; material litigation; business activities; use of proceeds; compliance with laws; restrictions on indebtedness, liens and contingent liabilities; payment of taxes; environmental matters; maintenance of insurance/lender’s loss payee; inspection of properties and records;

Plus:

Reporting Requirements

The Borrower shall provide to Bank:

•                  Quarterly 10Q reports filed with the SEC within 45 days of the end of the first three fiscal quarters.

•                  Annual 10K reports filed with the SEC within 90 days of each fiscal year end.

•                  Compliance Certificate certified by a senior financial officer to be delivered along with quarterly and annual financial statements.

•                  Annual projections 60 days prior to each fiscal year end.

Financial Covenants

•                  Minimum Fixed Charge Coverage Ratio of 1.25 to 1.00 to be calculated quarterly and on a trailing twelve month basis.  For the quarters ending 4/30/11, 7/31/11 and 10/31/11, (i) the scheduled amortization will be equal to $3,333,333 and (ii) cash interest will be annualized on a year-to-date basis.

Fixed Charge Coverage is defined as: EBITDAR less maintenance capital expenditures (50% of depreciation) less cash taxes less cash dividends divided by scheduled amortization of long term debt plus cash interest expense plus rent/lease expense.

EBITDAR is defined as earnings before interest, taxes, depreciation, amortization and rent/lease expense.

•                  Minimum Tangible Net Worth of $1,200,000 for the fiscal quarter ending 4/30/11, increasing each quarter thereafter by 25% of quarterly net profit (no reductions for losses), plus new equity issued.

Tangible Net Worth is defined as net worth less intangible assets.

•                  Permitted Acquisitions:  Without prior consent from the Bank, Borrower may make acquisitions in an amount up to $3,000,000 in any fiscal year, not to exceed $6,000,000 in the aggregate during the tenor of the Term Loan Facility, provided that Borrower is not in default with the Loan Documents.

E.  Deposit Accounts

The Borrower will maintain all deposit accounts at U.S. Bank so long as the Borrower is obligated to U.S. Bank in any amount.

F.  Defaults, Rights and Remedies

Loan documentation will include, without limitation, standard U.S. Bank provisions pertaining to failure to make payment when due, nonperformance or breach of terms, conditions, warranties or covenants, misrepresentation, default of third-party obligations, cessation of a guaranty, bankruptcy, adverse change and insecurity.  U.S. Bank’s rights and remedies will include, in part, setoff, choice of law and forum, waiver of jury trial and other rights as provided by law.

G.  Conditions Precedent to Closing

•                  All information provided by the Borrower and any guarantor(s) to U.S. Bank is accurate in all respects.

•                  The Borrower and/or any guarantor(s) is/are not in violation or breach of any other agreement with U.S. Bank of any type or amount or of any third party obligation in excess of $10,000.

•                  Due authorization and proper execution of U.S. Bank loan documentation detailing the terms and conditions of the financing, all to be in form and substance satisfactory to U.S. Bank and its internal or external counsel.

•                  Evidence of the Borrower’s legal status and good standing and such other documentation as U.S. Bank might deem appropriate for this transaction and transactions of this type.

•                  Creation and evidence of a first and exclusive perfected security interest in favor of U.S. Bank in the collateral described above.

•                  As determined solely by U.S. Bank in accordance with its business expertise, no material adverse change to (i) the contemplated stock purchase and compensation transaction between Borrower and Mr. Robert Margolis as disclosed to the Bank, and (ii) any material contracts.

•                  As determined solely by U.S. Bank in accordance with its business expertise, no material adverse change has occurred in either the Borrower’s or in any guarantors’ business, financial condition or performance as reflected in the financial statements provided to U.S. Bank dated October 31, 2011; nor has there been any material adverse change in Borrower or in any guarantor’s collateral and property or in any other matters which U.S. Bank analyzed in conjunction with this credit request; including, without limitation, no change in the structure of the transaction initially presented to and agreed upon by U.S. Bank.

H.  Expenses/Indemnification

The Borrower shall reimburse U.S. Bank for all costs and fees (including outside counsel fees) incurred by U.S. Bank in connection with the preparation, due diligence, negotiation and execution of loan documents.  In addition, the Borrower shall indemnify U.S. Bank against any loss, claim, liability or expense including, without limitation, legal fees and disbursements incurred by it in connection with, arising out of, or in any way related to the execution, delivery, enforcement or defense of the commitment letter or of any of the transactions contemplated hereby.  U.S. Bank shall in no case be liable for any special, indirect or consequential damages arising from any breach of any obligations of U.S. Bank.

I.   Acceptance/Closing and Funding

This commitment must be accepted by the Borrower and the transaction closed and funded no later than the dates specified in the Commitment Cover Letter.

J.     ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE.  TO PROTECT YOU (BORROWER) AND US (BANK) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT; AND, IN ANY EVENT, AS SUPERSEDED BY LOAN DOCUMENTS SIGNED BY YOU AND ACCEPTED BY US.

Agreed to:		Agreed to:

Cherokee, Inc.		U.S. BANK NATIONAL ASSOCIATION

/s/ Jess Ravich		/s/ Gary Terrasi
By:	Jess M. Ravich	By:	Mr. Gary Terrasi
Its:	Chairman	Its:	Vice President

Dated:	1/28/11	Dated:	1/28/2011